Exhibit 99.1

RLH CORPORATION REPORTS SECOND QUARTER 2019 RESULTS

DENVER, August 5, 2019 – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a growing hospitality company doing business as RLH Corporation which franchises upscale, midscale and economy hotels, today reported second quarter 2019 results.

Second Quarter Highlights

•

Net loss attributable to RLH Corporation for the quarter was $2.8 million or ($0.11) per share compared to a net loss attributable to RLH Corporation of $2.3 million or ($0.10) per share in the prior year period, primarily due to the disposition and lost revenue from hotels sold during 2018, partially offset by reductions in selling, general, administrative and other expenses.

•	Franchise related revenues grew 8.0% year-over-year to $14.7 million.

•

Adjusted EBITDA for the second quarter was $3.7 million, as compared to $6.6 million in the second quarter of 2018. The year-over-year change was primarily attributable to the elimination of the $2.6 million of EBITDA from the hotels sold throughout 2018, a $900,000 decrease in year over year hotel segment performance, partially offset by a $100,000 improvement in franchise EBITDA and $500,000 reduction in SG&A.

•	Franchise Segment Adjusted EBITDA increased 2.4% year-over-year to $4.9 million while Franchise Segment Adjusted EBITDA margin was 33%.

•

Executed 40 franchise agreements comprised of five upscale and midscale hotels and 35 select service hotels; bringing the total executed franchise agreements for the first half of the year to 96; of these, 30 are for new locations.

•	Raised franchise license agreement expectations for 2019 to a range of 175 to 210 from the prior guidance range of 160 to 200 license agreements.

•

Revised Corporate Selling, General and Administrative outlook to a range of $27.5 million to $29.5 million from a range of $29.5 million to $31.5 million reflecting a decrease in stock-based compensation, increased operating efficiencies and staffing adjustments.

“While still at an early stage, we are pleased with the progress and improvement in our core franchise business. Our full transition to a franchise company with higher quality, sustained and growing cash flow requires time and perseverance,” stated Greg Mount, RLH Corporation President and Chief Executive Officer. “Adjusted EBITDA in our core franchise business grew and we are on pace to exceed our prior year margins. A highlight in the second quarter was the signing of 40 high-quality franchise license agreements, which allowed us to raise our 2019 expectations.”

Mr. Mount continued, “We have grown our quarterly recurring core franchise revenue at a compound annual growth rate of 44% to over $14.7 million from $2.4 million, since 2014. In addition, Canvas, our cloud-based hospitality management suite product is meeting early success and we are seeing, as believed a 30% to 50% cost savings for customers and margins to RLH with the potential to rival our franchise business as Canvas grows. We have signed seven agreements thus far and are in discussions to further expand our pipeline of opportunities. This is just one example of another asset light product that can lead to additional long-term value creation for our stakeholders.”

Second Quarter 2019 Financial Results

The Company reported a net loss attributable to RLH Corporation of $2.8 million or $(0.11) per share in the second quarter as compared to a net loss attributable to RLH Corporation of $2.3 million or $(0.10) per share in the prior year period. The year-over-year change in operating results was primarily due to lower revenue from Company-owned hotels, versus the year-ago period, as a result of the sale of hotels sold during 2018, partially offset by reductions in selling, general, administrative and other expenses.

Adjusted EBITDA, which is adjusted for non-cash and certain one-time items, was $3.7 million for the second quarter as compared to $6.6 million in prior year period. The change in Adjusted EBITDA primarily reflects the growth of the franchise business offset by $2.6 million of EBITDA contribution from the hotels sold in 2018; a $900,000 decrease in year over year hotel segment performance, partially offset by a $100,000 improvement in franchise EBITDA and $500,000 reduction in SG&A.

Royalty fees increased 1.7% to $5.9 million primarily due to the Knights Inn acquisition. Marketing, reservations and reimbursables revenue, which are fees from franchised properties associated with the Company’s brands and shared services, increased 8% to $7.6 million due to an increase in transaction and reservation fees.

Selling, general, and administrative expenses, which include franchise sales, operations and corporate costs, continued to decrease with a 21% year-over-year decline to $6.5 million, reflecting the Company’s continued focus on leveraging technology, cost controls and payroll reductions including a decrease in stock-based compensation.

The Company executed 40 franchise agreements in the second quarter, 5 upscale and midscale hotels and 35 select service hotels, up 38% from executed franchise agreements signed in the prior year period. Year-to-date, the Company has signed 96 contracts including 13 upscale and midscale hotels and 83 select service hotels. Of the 96 contracts signed to date, 30 are for new locations that will be joining the RLH platform over the next 24 months. Our upscale and midscale franchise contracts typically contain future royalty rate increases, which allows our revenue to increase as our internal costs stay stable. For instance, midscale and upscale contracts are expected to contribute approximately 30% of our royalty revenue in 2019. With contractual rate changes, these same contracts will increase their future royalty revenue contribution by over 15% in 2020 and over 40% over the next three years.

BALANCE SHEET AND LIQUIDITY

RLH Corporation finished the second quarter with cash and restricted cash of $23 million including $6.1 million of cash and cash equivalents held by the joint ventures and debt of $56.5 million comprised of a corporate term loan of $5.0 million, a $10 million revolving line of credit and $41.5 million of hotel mortgages. As of June 30, 2019, the Company had a low net debt to trailing 12 months Adjusted EBITDA ratio of 2.6 times. Adjusted free cash flow for the six months ended June 30, 2019 was approximately $5.4 million as compared to the prior year period of $545,000 and $(15.1) million for the twelve months ended December 31, 2018.

2019 EXPECTATIONS

The Company is providing updated guidance with respect to the number of franchise agreements and a reduction in Corporate Selling General and Administrative expenses. Revised expectations for 2019 do not contemplate incremental sales of the owned hotels. However, the Company expects that in the event of any sales of the remaining hotels, there will be a reduction in the Company’s profitability in 2019. As each sale closes, the Company will disclose the material terms of each transaction in an 8K filing including the historical Adjusted EBITDA relating to the sold hotel. In addition, the Company will provide updated guidance to account for the sales of hotels at the time it reports quarterly results.

•

The Company is revising its expectations for executed franchise agreements for 2019. The Company now expects to execute between 175 to 210 contracts, an increase of 7% at the midpoint, from the prior guidance of 160 to 200 executed agreements.

•

Corporate Selling, General and Administrative expenses are now expected to be in the range of $27.5 million to $29.5 million versus $29.5 million to $31.5 million prior. Guidance includes stock compensation expense.

•

Adjusted EBITDA from continuing operations is expected to be between $20.5 million and $22.5 million in 2019, reflecting the decrease in corporate, selling, general and administrative expenses offset by the under performance of the remaining company owned hotels for the first half of 2019.

Conference Call Information

RLH Corporation will host a conference call on Tuesday, August 6 at 9:00 AM Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. Hosting the call will be RLH Corporation President & Chief Executive Officer Greg Mount and Executive Vice President, Chief Financial Officer and Treasurer, Julie Shiflett.

To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 12:00 PM Eastern Time on August 6 through midnight August 20, 2019 at (877) 660-6853 or (International) (201) 612-7415, using access code 13692664. The replay will also be available shortly after the call on the RLH Corporation website.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation which focuses on the franchising of upscale, midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other documents filed by the Company with the Securities and Exchange Commission.

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com

Media Contact:

Roxanne Robasco

Vice President, Brand Marketing & PR

914-217-7803

roxanne.robasco@rlhco.com

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Royalty	$5,867	$5,770	$11,607	$10,045
Other franchise	1,214	804	1,756	1,396
Company operated hotels	14,236	25,005	27,206	47,901
Marketing, reservations and reimbursables	7,603	7,027	14,332	12,283
Other	5	6	8	26

Total revenues	28,925	38,612	54,909	71,651
Operating expenses:
Selling, general, administrative and other expenses	6,497	8,268	13,725	15,478
Company operated hotels	12,532	18,618	24,077	38,873
Marketing, reservations and reimbursables	7,847	7,214	15,008	12,773
Depreciation and amortization	4,109	4,701	7,556	9,093
Loss (gain) on asset dispositions, net	38	(1,855)	44	(15,898)
Acquisition and integration costs	173	1,997	235	2,101

Total operating expenses	31,196	38,943	60,645	62,420

Operating income (loss)	(2,271)	(331)	(5,736)	9,231
Other income (expense):
Interest expense	(1,109)	(1,702)	(1,991)	(3,949)
Loss on early retirement of debt	(164)	—	(164)	—
Other income (expense), net	44	22	77	180

Total other income (expense)	(1,229)	(1,680)	(2,078)	(3,769)

Income (loss) from continuing operations before taxes	(3,500)	(2,011)	(7,814)	5,462
Income tax expense (benefit)	108	(348)	190	(213)

Net income (loss)	(3,608)	(1,663)	(8,004)	5,675
Net (income) loss attributable to noncontrolling interest	774	(659)	1,060	(5,409)

Net income (loss) and comprehensive income (loss) attributable to RLHC	$(2,834)	$(2,322)	$(6,944)	$266

Earnings (loss) per share - basic	$(0.11)	$(0.10)	$(0.28)	$0.01
Earnings (loss) per share - diluted	$(0.11)	$(0.10)	$(0.28)	$0.01
Weighted average shares - basic	24,856	24,352	24,730	24,227
Weighted average shares - diluted	24,856	24,352	24,730	25,239
Non-GAAP Financial Measures (1)
EBITDA	$1,718	$4,392	$1,733	$18,504
Adjusted EBITDA	$3,727	$6,646	$4,725	$7,707

(1)	The definitions of “EBITDA” and “Adjusted EBITDA” and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures.

RED LION HOTELS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents ($6,074 and $4,564 attributable to VIEs)	$19,916	$17,034
Restricted cash ($2,888 and $2,652 attributable to VIEs)	2,890	2,755
Accounts receivable ($1,362 and $1,064 attributable to VIEs), net of an allowance for doubtful accounts of $2,638 and $2,345, respectively)	18,923	18,575
Notes receivable, net	1,967	2,103
Other current assets ($490 and $680 attributable to VIEs)	4,738	6,218

Total current assets	48,434	46,685

Property and equipment, net ($71,902 and $74,250 attributable to VIEs)	112,481	115,522
Operating lease right-of-use assets ($12,909 and $0 attributable to VIEs)	50,830	—
Goodwill	18,595	18,595
Intangible assets, net	59,124	60,910
Other assets, net ($703 and $705 attributable to VIEs)	8,696	8,075

Total assets	$298,160	$249,787

LIABILITIES
Current liabilities:
Accounts payable ($1,248 and $650 attributable to VIEs)	$8,056	$5,322
Accrued payroll and related benefits ($474 and $369 attributable to VIEs)	2,538	5,402
Other accrued liabilities ($1,437 and $1,092 attributable to VIEs)	5,255	4,960
Long-term debt, due within one year ($24,101 and $25,056 attributable to VIEs)	25,066	25,056
Operating lease liabilities, due within one year ($966 and $0 attributable to VIEs)	4,787	—

Total current liabilities	45,702	40,740

Long-term debt, due after one year, net of debt issuance costs ($16,487 and $0 attributable to VIEs)	21,462	9,114
Line of credit, due after one year	10,000	10,000
Operating lease liabilities, due after one year ($11,943 and $0 attributable to VIEs)	47,152	—
Deferred income and other long-term liabilities ($387 and $480 attributable to VIEs)	1,837	2,245
Deferred income taxes	870	772

Total liabilities	127,023	62,871

Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 25,075,912 and 24,570,158 shares issued and outstanding	251	246
Additional paid-in capital, common stock	181,669	182,018
Accumulated deficit	(23,456)	(16,512)

Total RLH Corporation stockholders’ equity	158,464	165,752
Noncontrolling interest	12,673	21,164

Total stockholders’ equity	171,137	186,916

Total liabilities and stockholders’ equity	$298,160	$249,787

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net income (loss)	$(8,004)	$5,675
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,556	9,093
Noncash PIK interest and amortization of debt issuance costs	249	781
Amortization of key money and contract costs	459	353
Amortization of contract liabilities	(534)	(337)
Loss (gain) on asset dispositions, net	44	(15,850)
Noncash loss on early retirement of debt	67	—
Deferred income taxes	98	(560)
Stock-based compensation expense	1,562	1,736
Provision for doubtful accounts	472	479
Fair value adjustments to contingent consideration	—	581
Change in operating assets and liabilities, net of business acquired:
Accounts receivable	(820)	(2,308)
Notes receivable	(16)	(7)
Key money disbursements	(535)	(5,163)
Other current assets	855	(1,374)
Accounts payable	2,827	1,788
Other accrued liabilities	(1,225)	367

Net cash provided by (used in) operating activities	3,055	(4,746)

Investing activities:
Capital expenditures	(2,843)	(3,684)
Acquisition of Knights Inn	—	(27,000)
Net proceeds from disposition of property and equipment	—	59,781
Collection of notes receivable	242	—
Advances on notes receivable	(90)	(537)

Net cash provided by (used in) investing activities	(2,691)	28,560

Financing activities:
Borrowings on long-term debt, net of discounts	32,935	30,000
Repayment of long-term debt and finance leases	(20,283)	(49,725)
Debt issuance costs	(542)	(1,193)
Distributions to noncontrolling interest	(7,431)	(4,081)
Contingent consideration paid for Vantage Hospitality acquisition	—	(4,000)
Stock-based compensation awards canceled to settle employee tax withholding	(2,131)	(576)
Stock option and stock purchase plan issuances, net and other	105	139

Net cash provided by (used in) financing activities	2,653	(29,436)

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	3,017	(5,622)
Cash, cash equivalents and restricted cash at beginning of period	19,789	44,858

Cash, cash equivalents and restricted cash at end of period	$22,806	$39,236

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

A summary of our properties as of June 30, 2019, including the approximate number of available rooms, is provided below:

	Upscale Service Brand (“USB”)		Select Service Brand (“SSB”)		Total
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2019	112	15,900	1,215	69,800	1,327	85,700
Newly opened / acquired properties	4	400	22	1,100	26	1,500
Change in brand	(1)	(100)	1	100	—	—
Terminated properties	(8)	(800)	(108)	(6,500)	(116)	(7,300)

Ending quantity, June 30, 2019	107	15,400	1,130	64,500	1,237	79,900

A summary of our executed agreements for the six months ended June 30, 2019 is provided below:

	USB	SSB	Total
Executed franchise license agreements, six months ended June 30, 2019:
New locations	9	21	30
New contracts for existing locations	3	62	65
Change from company operated to franchised	1	—	1

Total executed franchise license agreements, six months ended June 30, 2019	13	83	96

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

Free Cash Flow is a non-GAAP measured defined as net cash provided by or used in operating activities less capital expenditures. The Company believes it is an important liquidity measure that provides useful information to management and investors about the amount of cash generated by the business.

Adjusted Free Cash Flow is a non-GAAP measure defined as Free Cash Flow adjusted to reflect the impact of certain investing or financing cash flows such as acquisitions, proceeds from dispositions of properties, borrowings and repayments of long-term debt, and distributions to non-controlling interests. We believe this information is necessary as reflecting significant cash flows from strategic investing and financing decisions provides the most accurate overall measure of cash generated or used by the business.

During the fourth quarter of 2018, we modified the definition of Adjusted EBITDA as used in prior periods to exclude the effect of non-cash stock compensation expense. We believe that the exclusion of this item is consistent with the purposes of the measure described below and we have applied this modification to all prior periods presented.

Free Cash Flow and Adjusted Free Cash Flow are commonly used measures of performance. We utilize these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future cash generation and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported net cash provided by (used in) operating activities, investing activities, and financing activities. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent net cash provided by (used in) operating activities, investing activities, or financing activities defined by generally accepted accounting principles in the United States of America (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies may calculate Free Cash Flow and, in particular, Adjusted Free Cash Flow differently than we do or may not calculate them at all, limiting the usefulness of Free Cash Flow and Adjusted Free Cash Flow as comparative measures.

The following is a reconciliation of GAAP net cash provided by (used in) operating activities to non-GAAP Free Cash Flow and Adjusted Free Cash Flow for the six months ended June 30, 2019 and 2018 (in thousands):

	Six Months Ended June 30,
	2019	2018
Net cash provided by (used in) operating activities(1)	$3,055	$(4,746)
Less: Capital expenditures	(2,843)	(3,684)

Free Cash Flow	212	(8,430)

Acquisition of Knights Inn	—	(27,000)
Net proceeds from disposition of property and equipment	—	59,781
Borrowings on long-term debt, net of discounts	32,935	30,000
Repayment of long-term debt and finance leases	(20,283)	(49,725)
Distributions to noncontrolling interest	(7,431)	(4,081)

Adjusted Free Cash Flow	$5,433	$545

(1)	Includes cash outflows for key money disbursements of $0.5 million and $5.2 million for the six months ended June 30, 2019 and 2018, respectively.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of GAAP net cash provided by (used in) operating activities to non-GAAP Free Cash Flow and Adjusted Free Cash Flow for the year ended December 31, 2018 (in thousands):

Year ended December 31, 2018

Net cash provided by (used in) operating activities(1)	$(3,514)
Less: Capital expenditures	(8,615)

Free Cash Flow	(12,129)

Acquisition of Knights Inn	(27,249)
Net proceeds from disposition of property and equipment	113,748
Borrowings on long-term debt, net of discounts	30,000
Proceeds from line of credit borrowing	10,000
Repayment of long-term debt and finance leases	(107,999)
Distributions to noncontrolling interest	(21,457)

Adjusted Free Cash Flow	$(15,086)

(1)	Includes cash outflows for key money disbursements of $5.7 million for the year ended December 31, 2018.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.

Adjusted EBITDA is an additional measure of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as stock-based compensation, gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

During the fourth quarter of 2018, we modified the definition of Adjusted EBITDA as used in prior periods to exclude the effect of non-cash stock compensation expense. We believe that the exclusion of this item is consistent with the purposes of the measure described below and we have applied this modification to all prior periods presented.

EBITDA and Adjusted EBITDA are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. Our board of directors and executive management team consider Adjusted EBITDA to be a key performance metric and compensation measure. The Company believes the measures are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States of America (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

The following is a reconciliation of GAAP net income (loss) by segment to non-GAAP EBITDA and Adjusted EBITDA by segment for the six months ended June 30, 2019 (in thousands):

	Franchised Hotels	Company Operated Hotels	Other	Total
Net income (loss) (1)	$6,201	$(3,659)	$(10,546)	$(8,004)
Depreciation and amortization	2,024	3,873	1,659	7,556
Interest expense	—	1,462	529	1,991
Income tax expense	—	—	190	190

EBITDA	8,225	1,676	(8,168)	1,733

Stock-based compensation (2)	222	8	1,332	1,562
Acquisition and integration costs (3)	96	—	139	235
Employee separation and transition costs (4)	—	—	35	35
Loss on early retirement of debt (5)	—	164	—	164
Loss (gain) on asset dispositions (6)	(1)	43	2	44
Legal settlement expense (7)	—	952	—	952

Adjusted EBITDA	8,542	2,843	(6,660)	4,725

Adjusted EBITDA attributable to noncontrolling interests	—	(1,005)	—	(1,005)

Adjusted EBITDA attributable to RLH Corporation	$8,542	$1,838	$(6,660)	$3,720

(1)

Net income (loss) for the period includes $1.9 million and $1.2 million of allocated Selling, general, administrative and other expenses within the Franchise Hotels and Company Operated Hotels segments, respectively, for the period presented.

(2)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(3)

Costs for 2019 are associated with the continued integration of the Knights Inn acquisition as well as due diligence costs incurred for potential acquisitions in the current period. These costs are included within Acquisition and integration costs on the Condensed Consolidated Statement of Comprehensive Income (Loss).

(4)

The costs recognized in 2019 relate to a reduction in force that was implemented in the second quarter of 2019. These costs are included within Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(5)

The loss on early retirement of debt relates to unamortized deferred debt issuance costs and prepayment fees incurred related to the payoff of a mortgage loan at RLS DC Venture, which was replaced through a new mortgage loan with a different lender.

(6)	The loss (gain) relates to our sale of various fixed assets during the six months ended June 30, 2019.
(7)

Legal settlement expense relates to a settlement agreement with current and former hotel workers regarding a wage dispute. This expense is included in Company operated hotels expense on the Condensed Consolidated Statement of Comprehensive Income (Loss).

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of GAAP net income (loss) by segment to non-GAAP EBITDA and Adjusted EBITDA by segment for the six months ended June 30, 2018 (in thousands):

	Franchised Hotels	Company Operated Hotels	Other	Total
Net income (loss) (1)	$2,306	$13,236	$(9,867)	$5,675
Depreciation and amortization	2,058	6,158	877	9,093
Interest expense	—	3,729	220	3,949
Income tax expense (benefit)	—	—	(213)	(213)

EBITDA	4,364	23,123	(8,983)	18,504

Stock-based compensation (2)	191	17	1,528	1,736
Acquisition and integration costs (3)	2,101	—	—	2,101
Employee separation and transition costs (4)	528	—	447	975
Gain on asset dispositions (5)	—	(15,609)	—	(15,609)

Adjusted EBITDA	7,184	7,531	(7,008)	7,707

Adjusted EBITDA attributable to noncontrolling interests	—	(1,862)	—	(1,862)

Adjusted EBITDA attributable to RLH Corporation	$7,184	$5,669	$(7,008)	$5,845

(1)

Net income (loss) for the period includes $1.2 million and $1.8 million of allocated Selling, general, administrative and other expenses within the Franchise Hotels and Company Operated Hotels segments, respectively, for the period presented.

(2)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(3)

Costs are associated with the acquisition of Knights Inn in May 2018. These costs are included within Acquisition and integration costs on the Condensed Consolidated Statement of Comprehensive Income (Loss).

(4)

Costs represent separation costs incurred for various employees during the period. These costs are included within Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(5)	The gain relates to the sale of seven properties during the six months ended June 30, 2018.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of GAAP net income (loss) by segment to non-GAAP EBITDA and Adjusted EBITDA by segment for the three months ended June 30, 2019 (in thousands):

	Franchised Hotels	Company Operated Hotels	Other	Total
Net income (loss) (1)	$3,620	$(1,630)	$(5,598)	$(3,608)
Depreciation and amortization	1,110	1,917	1,082	4,109
Interest expense	—	883	226	1,109
Income tax expense	—	—	108	108

EBITDA	4,730	1,170	(4,182)	1,718

Stock-based compensation (2)	112	—	534	646
Acquisition and integration costs (3)	34	—	139	173
Employee separation and transition costs (4)	—	—	35	35
Loss on early retirement of debt (5)	—	164	—	164
Loss (gain) on asset dispositions (6)	(1)	38	2	39
Legal settlement expense (7)	—	952	—	952

Adjusted EBITDA	4,875	2,324	(3,472)	3,727

Adjusted EBITDA attributable to noncontrolling interests	—	(458)	—	(458)

Adjusted EBITDA attributable to RLH Corporation	$4,875	$1,866	$(3,472)	$3,269

(1)

Net income (loss) for the period includes $0.8 million and $0.3 million of allocated Selling, general, administrative and other expenses within the Franchise Hotels and Company Operated Hotels segments, respectively, for the period presented.

(2)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(3)

Costs for 2019 are associated with the continued integration of the Knights Inn acquisition as well as due diligence costs incurred for potential acquisitions in the current period. These costs are included within Acquisition and integration costs on the Condensed Consolidated Statement of Comprehensive Income (Loss).

(4)

The costs recognized in 2019 relate to a reduction in force that was implemented in the second quarter of 2019. These costs are included within Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(5)

The loss on early retirement of debt relates to unamortized deferred debt issuance costs and prepayment fees incurred related to the payoff of a mortgage loan at RLS DC Venture, which was replaced through a new mortgage loan with a different lender.

(6)	The loss (gain) relates to our sale of various fixed assets during the three months ended June 30, 2019.
(7)

Legal settlement expense relates to a settlement agreement with current and former hotel workers regarding a wage dispute. This expense is included in Company operated hotels expense on the Condensed Consolidated Statement of Comprehensive Income (Loss).

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of GAAP net income (loss) by segment to non-GAAP EBITDA and Adjusted EBITDA by segment for the three months ended June 30, 2018 (in thousands):

	Franchised Hotels	Company Operated Hotels	Other	Total
Net income (loss) (1)	$1,014	$3,285	$(5,962)	$(1,663)
Depreciation and amortization	1,224	3,035	442	4,701
Interest expense	—	1,482	220	1,702
Income tax expense (benefit)	—	—	(348)	(348)

EBITDA	2,238	7,802	(5,648)	4,392

Stock-based compensation (2)	128	3	965	1,096
Acquisition and integration costs (3)	1,997	—	—	1,997
Employee separation and transition costs (4)	397	—	447	844
Gain on asset dispositions (5)	—	(1,683)	—	(1,683)

Adjusted EBITDA	4,760	6,122	(4,236)	6,646

Adjusted EBITDA attributable to noncontrolling interests	—	(1,409)	—	(1,409)

Adjusted EBITDA attributable to RLH Corporation	$4,760	$4,713	$(4,236)	$5,237

(1)

Net income (loss) for the period includes $0.6 million and $0.4 million of allocated Selling, general, administrative and other expenses within the Franchise Hotels and Company Operated Hotels segments, respectively, for the period presented.

(2)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(3)

Costs are associated with the acquisition of Knights Inn in May 2018. These costs are included within Acquisition and integration costs on the Condensed Consolidated Statement of Comprehensive Income (Loss).

(4)

Costs represent separation costs incurred for various employees during the period. These costs are included within Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Income (Loss).

(5)	The gain relates to the sale of seven properties during the three months ended June 30, 2018.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures - Guidance for the Year Ended December 31, 2019

(unaudited)

Forecasted amounts are based on assets owned as of the date of this release. The Company’s projections are predicated on numerous assumptions that are subject to change. There can be no assurance that the Company will achieve these results.

The following is a reconciliation of GAAP net income (loss) to non-GAAP EBITDA and Adjusted EBITDA for our guidance for the year ended December 31, 2019:

	2019 Forecast Range
	Low Case	High Case
Net loss	$(4,313)	$(2,407)
Depreciation and amortization	14,846	14,846
Interest expense	4,234	4,234
Income tax expense (benefit)	984	1,078

EBITDA	15,751	17,751

Stock-based compensation (1)	3,319	3,319
Acquisition and integration costs (2)	235	235
Employee separation and transition costs (3)	35	35
Loss on early retirement of debt (4)	164	164
Loss on asset dispositions (5)	44	44
Legal settlement expense (6)	952	952

Adjusted EBITDA	$20,500	$22,500

(1)	Represents total projected stock-based compensation for 2019.
(2)

Costs for 2019 are associated with the continued integration of the Knights Inn acquisition as well as costs incurred for potential acquisitions through the six months ended June 30, 2019. No projected costs are included in this amount.

(3)	The costs relate to a reduction in force that was implemented in the second quarter of 2019. No projected costs are included in this amount.
(4)

The loss on early retirement of debt relates to unamortized deferred debt issuance costs and prepayment fees incurred related to the payoff of a mortgage loan at RLS DC Venture in May 2019, which was replaced through a new mortgage loan with a different lender. No projected gain or loss is included in this amount.

(5)	The loss (gain) from the sale of various fixed assets during the six months ended June 30, 2019. No projected gain or loss is included in this amount.
(6)	Legal settlement expense relates to a settlement agreement with current and former hotel workers regarding a wage dispute. No further expense is expected related to this settlement.